ICOA, Inc.
                                                                 111 Airport Rd.
                                                               Warwick, RI 02889
                                                                  (401) 352-2368



                                                                   PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE


                           ICOA Strengthens Board With
                            Election of Steve Harris
                              as Outside Director

Warwick, RI, February 8, 2004 -- ICOA, Inc., (OTC Bulletin Board: ICOA), a leading provider of neutral-host broadband wireless Internet networks and managed services in high-traffic public locations including airports, restaurants, marinas and hot zones, announced today the continuation of its 2005 management transition plan with the election of Steven M. Harris as an outside director.

Harris' election is effective March 1, 2005. He will stand for re-election by ICOA's shareholders at the next annual meeting.

Steven M. Harris brings over 25 years of industry, legal and government experience to ICOA's board of directors, including structuring of a wide range of acquisition and divestiture transactions and the raising of over $250 million in growth capital. For the past five months, Harris has provided strategic and legal consulting to ICOA; a role which will continue.

George Strouthopoulos, ICOA chairman of the board, said, "We value the breadth and depth of Steve's judgment and experience on ICOA's board as the company rapidly scales its team and scope of operations. Steve brings to the company the steady hand we require to help guide ICOA's strategic direction, strengthen our governance structures and guide our management team. We're delighted to have him join us as we look toward a series of M&A transactions, financings and the objective of moving up to be listed on Nasdaq."

Harris' extensive career includes Cometa Networks, a Wi-Fi venture of Intel, IBM and AT&T. Previously, he served as senior vice president of corporate affairs and general counsel for SoftNet Systems, Inc., a leading provider of high-speed Internet access and related services over cable, satellite and wireless technologies. Prior to Softnet, Harris served a number of senior roles with Pacific Telesis Group, culminating as vice president of broadband services, responsible for external affairs and policy planning for video services and broadband networks. At the outset of his career, Harris served with the Federal Communications Commission. He is a graduate of the University of Michigan Law School.

In tandem with the election of Harris to the board of directors, Erwin Vahlsing, Jr., currently director and CFO, announced that he will not stand for re-election to the board at the next annual meeting. This is in keeping with the company's governance plan whereby a single officer will represent the management team on the board. Vahlsing remains in his central role as CFO and officer of the company.

About ICOA, Inc.
ICOA, Inc. is a leading provider of neutral-host wireless and wired broadband Internet networks in high-traffic public locations. ICOA provides design, installation, operations, maintenance and management of neutral, common-use 802.11x standard WLAN Wi-Fi hot spot and hot zone infrastructure throughout airport facilities, quick-service restaurants, marinas, hospitality and hot zone locations. ICOA currently owns or operates over 900 broadband access installations in high-traffic locations serving tens of millions of annual patrons in 43 states. For additional information, visit http://www.icoacorp.com.

An investment profile about ICOA may be found online at http://www.hawkassociates.com/icoa/profile.htm.

For more information contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, e-mail: info@hawkassociates.com. An online investor kit containing ICOA press releases, SEC filings, current Level II price quotes, interactive Java stock charts and other useful information for investors can be found at http://www.hawkassociates.com and http://www.hawkmicrocaps.com.

The foregoing contains "forward-looking statements," which are based on management's beliefs, as well as on a number of assumptions concerning future events and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ICOA's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see ICOA's filings with the Securities and Exchange Commission. ICOA disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ICOA.